2001 LICENSE AGREEMENT


                  THIS 2001 LICENSE AGREEMENT (this "Agreement") is entered into as of December 27, 2001, between Albert Mardikian ("Mr. Mardikian") and Mardikian Design, a partnership (the "Licensor"), Sonic Jet Performance, Inc., a Colorado corporation (the "Licensee").


                                    RECITALS

                  WHEREAS the Licensee is in the business of designing, building and selling various types of watercraft (the "Business");

                  WHEREAS, Mr. Mardikian and various entities under his control (collectively, the "Mardikian Entities") have developed and own certain patents, pending patent applications, designs, plans and other proprietary information related to the design, construction and manufacture of watercraft (collectively, the "Proprietary Information"), which are listed on Exhibit A attached hereto;

                  WHEREAS, Albert Mardikian has developed certain presently existing, specialized, novel and unique technical information, specifications, quality control techniques, test methods, practices, knowledge, know-how, negative know-how, skills, experience and other proprietary information related to the design, construction and manufacture of watercraft using the Proprietary Information (collectively, the "Know-How") and licensed it to the Licensor;

                  WHEREAS the Licensor and Mr. Mardikian intend to continue to develop new Proprietary Information and Know-How, and to develop enhancements and improvements to the existing and later developed Proprietary Information and the Know-How (each, a "Development");

                  WHEREAS, the Licensor desires to grant to the Licensee an exclusive worldwide license to use the Proprietary Information, Know-How, and Developments (collectively, the "Designs") in connection with the Business, including, but not limited to, a license to sublicense, with the prior approval of Licensor, rights to use the Designs to third parties, and incorporate the Designs into watercraft the Licensee designs, manufactures and sells (the "License");

                  NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Licensor and the Licensee agree as follows:



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                                    AGREEMENT

1        Grant of License.
         ----------------

(a) Subject to the terms and conditions of this Agreement, the Licensor hereby grants to the Licensee and the Licensee hereby accepts from the Licensor, an exclusive, worldwide license to use the Designs during the Term in connection with the Business, including, but not limited to, a license to sublicense, with the prior approval of Licensor, rights to use the Designs to third parties, and to incorporate the Designs into watercraft the Licensee designs, manufactures and/or sells.

(b) By giving thirty (30) days written notice to the Licensee, the Licensor may revoke any license rights with respect to any particular Design licensed under this Agreement (a "Revocation"), if (a) during the twelve (12) consecutive months before giving such notice, the Licensee has not sublicensed, incorporated into any watercraft or otherwise used such Design in connection with the Business, and (b) within the ninety (90) days after such notice such given, the Licensee is not actively engaging in any plan to use, or involved in any negotiation with respect to the use of, such Design and said opportunity is acceptable to Licensor whose acceptance will not be unreasonably withheld.

2        Royalties.
         ---------

(a) Calculation of Royalty. The Licensee hereby agrees to pay to the Licensor as a royalty, an amount equal to the greater of (a) $60,000 per year, and (b) the percentages of the Licensee's yearly gross revenue resulting from the sale of watercraft or other products that incorporate or include any of the Designs ("Watercraft Revenues"), according to the following schedule (the "Royalty"):

          Yearly Gross Revenue                             Percent of Revenue
          --------------------                             ------------------
          $1.00 to $3 million                                       4.0%
          $3 million to $5 million                                  3.0%
          $5 million to $10 million                                 2.0%
          $10 million and up                                        1.0%

(b) Form of Payment. Royalty payments for the 1st year shall be made in cash or stock, at the sole discretion of Licensee. All royalty payments for subsequent years will be made in cash unless the Licensor accepts other stock.

(c) Timing of Payment. Royalty payments shall be made quarterly, within thirty
(30) days of the end of the applicable quarter, provided, however, all Royalties due for fiscal 2002, shall be paid in one installment due by February 29, 2003.

3    Representation, Warranties and Covenants of the Licensor and Mr. Mardikian.
     --------------------------------------------------------------------------

     (a) Ownership. The Licensor and Mr. Mardikian represent and warrant that Licensor has all rights necessary to grant to the Licensee the rights granted hereunder.


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     (b) Alleged  Infringement  by the  Licensee.  The Licensor  represents  and warrants that, to the best of its knowledge, no rights of any third party will be infringed by the Licensee's use of the Designs or the Know-How. The Licensor shall defend, indemnify, and hold harmless the Licensee, its officers, agents, employees, and authorized contractors from and against any claim, loss, damage, or expense (including reasonable court costs and attorney's fees) arising out of, or relating to, an infringement claim based on the Licensee's use of the
Designs  in  compliance   with  the  terms  of  this  Agreement   (collectively,
"Damages"). The Licensee agrees to notify the Licensor at such time as it is apprised of any third-party infringement claim and agrees to cooperate in a reasonable manner with the Licensor with respect to the defense and disposition of such claim. If Licensor has paid any of the Damages, if at, any time after all Damages have been paid in full by parties other than Licensee or its affiliates, Licensee shall receive the proceeds of any insurance policy in connection with the Damages, Licensee shall reimburse Licensor with any such proceeds, up to the amount of Damages paid by Licensor on behalf of Licensee.

     (c) Disclosure of Know-How. As soon as is reasonably feasible following execution of this Agreement, the Licensor and Mr. Mardikian shall disclose to the Licensee the Know-How and all related information reasonably necessary or desirable to exploit the License granted hereby, and shall continue to do so throughout the Term.

     (d) Developments and Improvements. If at any time during the term of this Agreement, Licensor or Mr. Mardikian develops or discovers a Development on Watercraft, the Licensor or Mr. Mardikian, as applicable, shall immediately disclose such Development to the Licensee. In connection with such disclosure, the Licensor shall furnish the Licensee all relevant information and documentation pertaining to such Development. The Licensee shall pay the Licensor royalties for use of such Development according to the schedule set forth in Section 2 above. The Licensor shall retain the sole and exclusive right, title and interest in and to such Development and the Licensee is not in default of royalty payments under this agreement, however, the Licensee shall retain the rights granted by this License to use such Development during the Term, under the terms of this Agreement.

4        Acknowledgements and Covenants of the Licensee.
         ----------------------------------------------

     (a) Nondisclosure. The Licensee acknowledges that the Designs and certain other information which it obtains from time to time from the Licensor pursuant to the provisions of this Agreement are the confidential or proprietary trade secrets of the Licensor and/or the parties which licensed the Designs to the Licensor, shall be and remain the sole and exclusive property of the Licensor and such other parties, and shall be used by the Licensee only in connection with this Agreement during the Term. The Licensee warrants and agrees that, to the extent reasonably practicable, it will use its best efforts to protect such trade secret information of the Licensor from disclosure to any unauthorized party.

     (b) Permits. The Licensee shall obtain all licenses, permits and approvals necessary or desirable in connection with the use of the Designs. The Licensee shall conduct its operations under this Agreement in compliance with any and all applicable governmental laws, rules and other regulations.

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     (c) Testing. The Licensee shall test the design as provided by the Licensor to ensure the design is workable, safe, free of defects, and shall indemnify Licensor from any design defects.

5        Term and Termination.
         --------------------

     (a) Term. Subject to the remaining provisions of this Agreement, the term of this Agreement shall commence as of the date hereof and shall continue until December 31, 2006 (the "Term"), with an option for a renewal of one 5 year term until December 31, 2011 unless earlier terminated pursuant to the provisions of this Agreement.

     (b) Termination. This Agreement may be terminated by either party hereto in the event that any party to this Agreement shall remain in Default (as defined below) in the observance or performance of any material obligation to be observed or performed by such party hereunder or thereunder for a period of thirty (30) days after written notice specifying the nature of the Default. Any one of the following occurrences shall constitute a default under this Agreement (a "Default"): (1) the failure of Licensee to make any Royalty payment when due;
(2) the sale of all or substantially all of the assets of Licensee, including a reorganization of Licensee (the "Reorganized Licensee") if coupled with a sale of securities in the Reorganized Licensee; (3) the filing of a voluntary or involuntary petition under any provision of a state or federal bankruptcy law by either party hereto; and (4) the transfer, pledge, hypothecation, encumbrance, grant of security interest, lien, sale or other disposition of the license granted herein without the prior approval of Licensor.

         In the event of any Default under this Agreement the non-defaulting party shall deliver written notice of such Default to the defaulting party and the defaulting party shall have thirty (30) days after receipt of such written notice, to cure the Default. After such thirty (30) day period, provided the defaulting party has not cured the Default, the non-defaulting party shall have and may exercise any and all rights and remedies available at law or in equity, and if the non-defaulting party is the Licensor, Licensor may, in its sole discretion, declare all accrued but unpaid amounts due hereunder immediately due and payable.

     (c) Consequences of Termination. Upon expiration or termination of this Agreement for any reason (i) within six months of such expiration or termination, the Licensee shall cease use of the rights licensed hereunder and
(ii) at the time the Licensee ceases using such rights, all of the Licensor's obligations and all of the Licensee's rights with respect to this Agreement shall cease and terminate.

     6 Product Liability Insurance. Licensee shall, throughout the Term obtain and maintain at its own cost from a qualified insurance company a policy for standard product liability insurance. The product liability insurance policy shall provide protection against all claims, demands and causes of action arising out of any defects or failure to perform, alleged or otherwise, of the

Company's products or any material used in connection therewith or any use thereof. The amount of coverage under such policy shall be a minimum of One Million Dollars ($1,000,000) combined single limit, with no deductible amount, for each single occurrence for bodily injury and/or for property damage.

7        Miscellaneous

     (a) Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is declared by a court of competent jurisdiction to be illegal or invalid, such illegal or invalid term or provision shall not affect the balance of the terms and provisions hereof, which terms and provisions shall remain binding and enforceable.

     (b) Notice. Any notice or communication required to be given hereunder may be delivered by hand, deposited with an overnight courier, sent by confirmed facsimile, or mailed by registered or certified mail, if to the Licensor, to its president at its corporate headquarters, and if to the Licensee, to its managing member at its corporate headquarters. Notice shall be deemed received on the date sent if sent by facsimile or personal delivery; three days after the date sent if sent by registered or certified mail; and one day after the date it is sent by overnight courier.

     (c) Modification; Entire Agreement. This Agreement contains the entire and complete understanding between the parties concerning its subject matter and all representations, agreements, arrangements and understandings between or among the parties, whether oral or written, have been fully merged herein and are superseded thereby, except for representations, agreements, arrangements and understandings between or among the parties entered into in connection with this Agreement, including, but not limited to any agreements entered into in connection therewith and herewith. This Agreement may be modified only by a writing signed by both parties.

     (d) Governing Law; Dispute Resolution; Attorneys' Fees. This Agreement is made under and will be governed by and construed in accordance with the laws of the State of California. If either party has a claim or controversy covered by this Agreement, such party shall give written notice to the other party, and within ten (10) business days of receiving the notice, the parties shall meet and attempt to resolve the dispute. If the parties are unable to resolve the dispute within ten (10) business days, the dispute shall be submitted to mediation conducted pursuant to the rules of the American Arbitration Association (the "AAA"), for which both parties shall bear the costs equally. If the parties cannot resolve the dispute through mediation, the dispute shall be submitted to binding arbitration in Orange County, California, under the rules and procedures of the AAA. All fees and costs concerning the arbitration, including the arbitrator's fees and expenses and attorneys fees and witness fees shall be borne by the parties in the proportion determined by the arbitrator.

     (e) Successors and Assigns. The rights and obligations of the parties under this Agreement shall inure to the benefit of and shall be binding upon their successors and assigns. The parties may assign their rights under this Agreement to any subsidiary, affiliate or other related party, and to any other party in connection with any merger, asset sale, or other corporate reorganization.

     (f) Waiver. Either party's failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted to both parties herein are cumulative and shall not constitute a waiver of either party's right to assert all other legal remedies available to it under the circumstances.

     (g) Counterparts. This Agreement may be executed in any number of counterparts, which together shall constitute one agreement.



                            (Signature page follows)

                   (Signature page to 2001 License Agreement)


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.



"Licensor"                                  MARDIKIAN DESIGN


                                            By: /s/ Albert Mardikian
                                                Albert Mardikian, Partner

                                            By: /s/ Frank Kavanaugh
                                                Ashford Capital, Partner

"Mr. Mardikian"                             By: /s/ Albert Mardikian
                                                Albert Mardikian


"Licensee"                                  SONIC JET PERFORMANCE, INC.


                                            By: /s/ Madhava Rao Mankal
                                                Madhava Rao Mankal, President,
                                                CFO and Director

                                    EXHIBIT A

                                     DESIGNS



Rescue Jet, Personal Water Craft with Seat and Side Appendages (Patent No. 356,989; April 4, 1995), (1) Fire/Rescue Jet, (2) Rescue Jet, (3) Delta Jet, and
(4) Party Jet.

Vortex 22 foot closed bow boat (Des. No. MD 1225-C)

Vortex 22 foot open bow boat (Des. No. MD 1226-O)

Vortex 19 foot closed bow boat (Des. No. MD 1997-C)

Vortex 19 foot open bow boat (Des. No. MD 1998-O).